Exhibit 99.1

TIAA-CREF Names Georganne C. Proctor Executive Vice President
and Chief Financial Officer

NEW YORK, (June 06, 2006) --

TIAA-CREF, the leading provider of retirement savings products and services in the academic, medical and cultural fields, today announced the appointment of Georganne C. Proctor as Executive Vice President and Chief Financial Officer. Ms. Proctor takes over from Russell Noles, who has been serving as Acting Chief Financial Officer since May of last year. Mr. Noles will resume his role Senior Vice President and Head of Internal Audit.

Ms. Proctor will oversee all of TIAA-CREF's finance and actuarial functions, including financial management and planning, actuarial, tax, treasury, accounts payable, purchasing, accounting and financial reporting, and internal audit and controls.

"We are very pleased to welcome an executive of Georganne's talent and experience to our management team," said Herb Allison, chief executive of TIAA-CREF. "Her extensive financial expertise, proven leadership capabilities and impressive track record will enable us to build on our strong financial foundation for the benefit of our participants and clients. I would also like to express my sincere thanks to Russell Noles for his capable and energetic leadership of our finance functions in his interim position."

Most recently Ms. Proctor was Executive Vice President of Finance for Golden West Financial Corporation, the holding company of World Savings Bank. From 1994 through 2002, she was Senior Vice President, Chief Financial Officer and a member of the Board of Directors of Bechtel Group, Inc., where she held a series of financial positions from 1982 through 1991. From 1991 to 1994, she was Director of Project & Division Finance at Walt Disney Imagineering, and Director of Finance & Accounting for Buena Vista Home Video International.

Ms. Proctor is a graduate of the University of South Dakota and holds an MBA from California State University. She presently serves as a director of Redwood Trust, Inc. and the newly-created board of Kaiser Aluminum.

About TIAA-CREF

TIAA-CREF is a national financial services organization with more than $380 billion in combined assets under management (3/31/06) and is the leading provider of retirement services in the academic, research, medical and cultural fields. Further information can be found at http://www.tiaa-cref.org .

Media Contacts:

Stephanie Cohen Glass, Director, Corporate Media Relations
scohenglass@tiaa-cref.org, 212 916-4993 Cell: 917 526-1534

Jennifer L. Compton, Sr Media Relations Officer, Corporate Media Relations
jcompton@tiaa-cref.org, 212 490-9000, ext. 3486 Cell: 917 597-8896

Glen Weiner, Sr Media Relations Officer, Corporate Media Relations
gweiner@tiaa-cref.org, 212 916-5986 Cell: 917 715-5256